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                                                                     EXHIBIT 5.1




                                 August 13, 2004


Perrigo Company
515 Eastern Avenue
Allegan, Michigan  49010

         Re:      Registration Statement on Form S-8

Ladies and Gentlemen:

         I have acted as counsel to Perrigo Company, a Michigan corporation (the "Company"), in connection with the filing of a Registration Statement on Form S-8 by the Company under the Securities Act of 1933, as amended (the "Registration Statement"), which Registration Statement registers 2,500,000 shares of Common Stock, without par value (the "Common Stock"), reserved for issuance under the Company's 2003 Long-Term Incentive Plan, as amended (the "Plan"). In that capacity, I have reviewed the Articles of Incorporation and Bylaws of the Company, both as amended to date, the Registration Statement, the Plan, originals or copies of corporate records reflecting the corporate action taken by the Company in connection with the approval and amendment of the Plan and the issuance of the Common Stock under the Plan and such other instruments as I have deemed necessary for the issuance of this opinion.

         Based upon the foregoing, I am of the opinion that the Common Stock to be offered under the Plan has been duly authorized by all requisite action on the part of the Company and, when issued in accordance with the terms and conditions of the Plan, will be legally issued, fully paid and non-assessable.

         I consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

                                                  Very truly yours,

                                                  /s/  John R. Nichols

                                                  John R. Nichols
                                                  Legal Department